Exhibit 10.1

TURTLE BEACH CORPORATION

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) dated this 26th day of June, 2023 (the “Effective Date”) by and between Turtle Beach Corporation (the “Company”) and JStark Industries, LLC (“Consultant”).

BACKGROUND

WHEREAS, in light of Consultant’s experience and relationships, the Company wishes to retain the services of Consultant on the terms and conditions set forth herein and Consultant has agreed to so serve the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

 1. Consulting Period.  The Company shall retain Consultant pursuant to the terms of this Agreement, and Consultant shall provide the “Services” (as defined in Section 2 hereof) to the Company for a term commencing on the Effective Date and continuing through April 1, 2024, unless earlier terminated in accordance with Section 4 hereof.  The period of time between the Effective Date and the termination of Consultant’s service relationship with the Company hereunder shall be referred to herein as the “Consulting Period.”

 2. Services.  During the Consulting Period, Consultant shall perform such services as mutually agreed between the Consultant and the Company’s Chief Executive Officer, the Chairperson of the Board of Directors of the Company (the “Board”), or by the Chairperson the Compensation Committee, Audit Committee or the Nominating and Governance Committee of the Board (the “Services”).  Unless otherwise expressly agreed by the Company, the Services shall be performed by Juergen Stark (“Stark” and together with Consultant, the “Consultant Group”). During the Consulting Period, Consultant shall devote such time as is necessary to perform the Services; provided that the Company acknowledges and agrees that the Consultant Group’s engagement is on a non-exclusive basis and nothing in this Agreement shall limit or restrict the Consultant Group’s performance of services for any other person or entity except that, during the Consulting Period, the Consultant Group shall not perform services for any of the entities listed on Exhibit A hereto. The Company does not and shall not control or direct the manner or means by which the Consulting Group performs the Services, including but not limited to, the time and place that the Consulting Group performs the Services. Accordingly, the Consultant Group may perform the Services from a remote location and shall not be required to be physically present at any specific location at any time. The Company acknowledges and agrees that the Services may include advice and/or recommendations from the Consultant Group and such advice and/or recommendation shall not be construed as a promise or guarantee of any particular result. All decisions in connection with the implementation of such advice and/or recommendation shall be the sole responsibility of, and made by, the Company.

 3. Remuneration.

 (a) Consulting Fee. In consideration of the Services, the Company will pay Consultant an hourly fee of $700.  Consultant will invoice the Company for the number of hours spent in performing the Services, and the Company will pay each such invoice no later than thirty (30) days after its receipt.

(b) Reimbursement for Business Expenses.  Upon presentation by Consultant of appropriate documentation (and with respect to expense(s) in excess of $500, presentation by Consultant of appropriate documentation prior to incurring such business expenses), Consultant shall be reimbursed for its reasonable business expenses incurred in connection with Consultant’s performance of the Services, in accordance with the Company’s reimbursement policy. In addition, upon presentation of appropriate documentation, the Company shall pay Consultant’s reasonable counsel fees up to a maximum of $15,000 incurred in connection with the negotiation and documentation of this Agreement, and matters related hereto, payable within thirty (30) days following the date hereof.

 4. Termination of Consulting Period.  Consultant or the Company may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with at least ten (10) days’ advance written notice of such termination. Consultant shall remain entitled to any payments that are earned and unpaid under Section 3 hereof irrespective of the termination of the Consulting Period.

 5. Independent Contractor Status.  Consultant acknowledges and agrees that Consultant’s status at all times shall be that of an independent contractor, and that Consultant may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor.  The parties hereby acknowledge and agree that all consulting fees paid hereunder shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. Consultant further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of the consulting fees hereunder, and specifically agrees that the determination of any tax liability or other consequences of any payment of the consulting fees made hereunder is Consultant’s sole and complete responsibility and that Consultant will pay all taxes, if any, assessed on such payments under the applicable laws of any federal, state, local or other jurisdiction and, to the extent not so paid, will reimburse the Company for any taxes so assessed against the Company.  Consultant acknowledges and agrees that during the Consulting Period, no member of the Consulting Group shall be eligible to participate in any of the employee benefit plans or arrangements of the Company, except to the extent required by applicable law or as may be required under a separate agreement between the parties.

 6. Confidentiality.  At all times from and after the Effective Date, Consultant shall not, directly or indirectly, disclose or otherwise communicate to any person, other than in the course of performing the Services, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s or its affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes strictly for the benefit of the Company.  For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors and/or competitors; provided that the term Confidential Information shall not include information or documents which are or become available to the Consultant Group on a non-confidential basis from a source other than the Company, are independently developed by the Consultant Group without the use of, reference to or benefit of any Confidential Information or are publicly available (other than through a breach by Consultant of this Section 6).

 7. Indemnification. If the Consultant Group is made or threatened to be made a party to or a participant in any actual, threatened, pending, or completed action, claim, or proceeding of any type with respect to the Consultant Group’s good faith performance of the Services or this Agreement, the Company shall indemnify, defend, and hold the Consultant Group harmless for any and all expenses (including advancement and payment of attorneys’ fees) and losses arising out of such arrangements; provided that no such indemnification shall be required with respect to the Consultant Group’s fraud, intentional violation of law or willful misconduct. Notwithstanding the foregoing, neither party shall be liable to the other party for any special, indirect, incidental, consequential, exemplary, or punitive loss or damage of any kind or nature whatsoever suffered or incurred by the other party, including, without limitation, lost profits or loss of records or data or goodwill, regardless of whether arising from breach of contract, tort, strict liability, or otherwise, even if advised of the possibility of such loss or damage or if such loss or damage could have been reasonably foreseen. The provisions of this Section 7 shall survive the termination of this Agreement and Consultant’s service with the Company.

8. Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

 9. Assignment.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 9, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to a successor to all or substantially all of the business and/or assets of the Company; provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

 10. Notices.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the address set forth on the signature page hereto (or to such other address as a party may have furnished in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt).

11. Severability.  To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12. Survival.  The provisions of Sections 4-13 hereof shall survive any termination of the Consulting Period or this Agreement. For the sake of clarity, except as expressly set forth herein, this Agreement does not modify, amend or reduce any rights, entitlements or obligations of the parties to the Separation Letter Agreement, dated May 1, 2023.

 13. Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and such designated officer or director of the Company.  This Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, supersedes any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Whenever in this Agreement the word “including” is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including without limitation” were actually used in the text.

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IN WITNESS WHEREOF, the parties have executed this Consulting Services Agreement on the date first written above.

TURTLE BEACH CORPORATION

By:	/s/ John Hanson
Name:	John T. Hanson
Title:	Chief Financial Officer, Treasurer and Secretary

CONSULTANT

JSTARK INDUSTRIES, LLC

By:	/s/ Juergen Stark
Name:	Juergen Stark
Title:	Member

Consulting Services Agreement Signature Page